Exhibit 9(b)


                            ADMINISTRATION AGREEMENT
                 between Standish, Ayer & Wood Master Portfolio
                      and IBT Trust Company (Cayman), Ltd.

                                   Schedule B
                            (adopted October 5, 1996)







Standish Fixed Income Portfolio
Standish Equity Portfolio
Standish Small Capitalization Equity Portfolio
Standish Global Fixed Income Portfolio
Standish Small Capitalization Equity Portfolio II